NEVADA GOLD ANNOUNCES FIRST QUARTER RESULTS

Houston, TX - August 31, 2005 - Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced financial results for the first quarter ended July 24, 2005.

For the first quarter of fiscal 2006, revenues increased to $3.8 million compared to $1.4 million in the first quarter ended June 30, 2004. The revenue increase was primarily due to $1.8 million in casino revenues and $501,000 in food and beverage revenues recorded during the first quarter from the Colorado Grande Casino-Cripple Creek, which the company acquired during April 2005. In addition, revenues increased as a result of a $567,000 or 42% increase in credit enhancement fees from the River Rock project.

Operating expenses increased to $3.2 million from $1.2 million primarily as a result of the inclusion of the casino operations, food and beverage, marketing and administrative, and facility expenses from the Colorado Grande Casino-Cripple Creek and higher corporate expenses. The Company experienced higher corporate expenses due to its pursuit of additional gaming opportunities and expanded casino operations.

The Company's equity in earnings from Isle of Capri-Black Hawk (IC-BH), the Company's joint venture with Isle of Capri Casinos, Inc., was $2.1 million for the first quarter ended July 24, 2005, compared to $2.4 million for the first quarter of fiscal 2005. IC-BH's first quarter adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), was $12.3 million in the first quarter of fiscal 2006 compared to $10.7 million in the first quarter of fiscal 2005. A reconciliation of EBITDA to operating income is provided in the following financial tables.

Net income for the first quarter of fiscal 2006 was $1.5 million compared to $1.7 million in the first quarter of fiscal 2005. Net income per diluted common share was $0.12, compared to $0.12 in the prior year period. Diluted weighted average common shares outstanding in the first quarter were 14.0 million compared to 15.4 million in the prior year period. During the first quarter of fiscal 2006, the Company repurchased 511,500 shares of the company's common stock in the open market.

H. Thomas Winn, Chairman, President and CEO of Nevada Gold & Casinos, Inc. commented, "Our first quarter results reflect our ongoing efforts to invest in new and existing projects to drive long-term earnings. We remain focused on redeploying our capital into new opportunities including acquiring additional gaming assets or through the repurchase of our shares in an effort to continue building shareholder value."

Recent Events

On August 24, 2005 the Company entered into an agreement to acquire a 50% equity interest in a new limited liability company with the remaining 50% owned by Tioga Downs Racetrack, LLC ("Tioga Downs"). Tioga Downs is jointly-owned by affiliates of Jeffrey Gural and Trackpower, Inc. (OTCBB:TPWR). The new company will develop Tioga Downs Racetrack, located just west of Binghamton in Nichols, New York, as well as pursue acquisition of Vernon Downs Racetrack. Vernon Downs, located just east of Syracuse in Vernon, New York, is currently operating under the chapter 11 bankruptcy protection of its parent company Mid-State Raceway, Inc.

Construction of a $35.0 million redevelopment of Tioga Downs Racetrack recently began. Tioga Downs Racetrack will operate as a harness racetrack and offer approximately 750 video lottery terminal machines (VLTs) to its gaming and racing customers. A newly-constructed 90,000-square-foot grandstand will house a 19,000-sq.-ft. casino floor. Vernon Downs includes a harness track, 175-all suite hotel and 34,000-sq.-ft. gaming facility that will offer 1,000 VLT machines to its customers. Racing and gaming operations are subject to the receipt of certain regulatory approvals, including the receipt of VLT licenses from the New York State Lottery.

Concurrent with the completion of the transaction, Nevada Gold will also enter into a management agreement that will provide for the management of the VLT facilities at Tioga Downs and if acquired, Vernon Downs. Tioga Downs will oversee the management of the racing operations and will work with Nevada Gold to ensure the proper coordination of the racing and gaming operations. Nevada Gold will make an initial capital contribution of approximately $5 million on the Tioga project. If successful in the Vernon Downs acquisition, the capital contribution will increase to $9 million for both projects.

Financial Presentation

In presenting these results, the Company noted that on June 6, 2005, it changed its fiscal year to the last Sunday in April rather than March 31. The company will include information for this transition period from April 1 to April 24, 2005 in its Form 10-Q filed with the Securities and Exchange Commission. References in this press release to the first quarter of fiscal year 2006 refer to the three months ending July 24, 2005, and references to the first quarter of fiscal year 2005 refer to the three months ending June 30, 2004. Management believes that the three months ended June 30, 2004 provides a meaningful comparison to the first quarter of fiscal year 2006. Due to the changing of the fiscal year, the Company will file an extension of the 10-Q ending July 24, 2005. The Company now intends to file the 10-Q on Wednesday, September 7, 2005.

Earnings Conference Call and Webcast

The Company will discuss first quarter financial results and provide updated 2006 guidance via the earnings conference call to be held at 4:30 PM ET today via the internet at www.nevadagold.com, Investor Relations, Events. If you are unable to participate during the live webcast, the conference call replay will be available by dialing 1-888-203-1112 or 1-719-457-0820 for international callers. Replay Pin Number 6949924. In addition, the call will be archived on the Company's website, http://www.nevadagold.com, through September 7, 2005.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold and Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging and entertainment facilities in Colorado, California, Oklahoma and New Mexico. The Company owns a 43% interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. A new subsidiary to be formed will own a 50% interest in Tioga Downs Raceway in New York and pursue the acquisition of Vernon Downs Racetrack. The Company also works with Native American tribes in a variety of capacities from the right to lease gaming equipment to development and management of their gaming properties. Native American projects consist of River Rock Casino in Sonoma County, California, Route 66 Casino west of Albuquerque, New Mexico, a casino to be built in Tulsa, Oklahoma for the Muscogee (Creek) Nation, a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseño Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for Buena Vista Rancheria of Me-Wuk Indians. For more information, visit http://www.nevadagold.com./

CONTACT:	Nevada Gold & Casinos, Inc., Houston
H. Thomas Winn or Christopher Domijan, 713-621-2245
or
Integrated Corporate Relations
Don Duffy 203-682-8200

Nevada Gold & Casinos, Inc.
Consolidated Balance Sheets

	July 24,	March 31,	April 24,
	2005	2005	2005
	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,605,313	$3,846,195	$2,888,697
Accounts receivable	1,480,229	794,435	1,513,870
Notes receivable - affiliates, current portion	1,200,000	1,200,000	1,200,000
Income tax receivable	73,673	113,288	113,288
Other	737,945	227,303	294,067
Total current assets	6,097,160	6,181,221	6,009,922

Investments in unconsolidated affiliates	23,670,921	21,647,329	21,646,041
Investments in development projects	6,851,909	6,801,637	6,807,097
Goodwill	6,350,705	--	--
Notes receivable - affiliates, net of current portion	2,777,136	2,777,136	2,777,136
Notes receivable - development projects	23,095,294	6,562,323	6,973,813
Property and equipment, net of accumulated depreciation of $124,617 at July 24, 2005, $73,048 and $76,890 at July 24, 2005, March 31, 2005 and April 24, 2005, respectively	726,343	110,549	108,797
Deferred tax asset	--	618,282	561,997
Other	2,041,765	632,037	702,048
Total assets	$71,611,233	$45,330,514	$45,586,851

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,491,272	$1,029,877	$997,575
Accrued interest payable	227,691	20,453	84,830
Long-term debt, current portion	4,789,999	3,317,499	6,589,999
Other Accrued Liabilities	518,720	--	--
Deferred tax liability	366,155	--	--
Total current liabilities	7,393,837	4,367,829	7,672,404

Long-term debt, net of current portion and discount	34,585,255	9,632,773	6,366,428
Deferred income	290,744	178,835	200,565
Total liabilities	42,269,836	14,179,437	14,239,397
Commitments and Contingencies	--	--	--

Minority interest	380,516	299,884	406,304

Stockholders' equity:
Common stock, $0.12 par value per share; 25,000,000 shares authorized; 13,360,203, 12,755,203, and 12,755,203 shares issued and outstanding at July 24, 2005, March 31, 2005 and April 24, 2005 respectively	1,603,224	1,530,624	1,530,624
Additional paid-in capital	16,573,194	14,817,101	14,817,101
Treasury Stock, 511,500 shares at July 24, 2005	(5,459,603)	--	--
Retained earnings	16,054,850	14,419,719	14,509,676
Accumulated other comprehensive income	189,216	83,749	83,749
Total stockholders' equity	28,960,881	30,851,193	30,941,150
Total liabilities and stockholders' equity	$71,611,233	$45,330,514	$45,586,851

Nevada Gold & Casinos, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		24 Days Ended
	July 24,	June 30,	April 24,
	2005	2004	2005
Revenues:
Casino	$1,834,855	$--	$--
Food and beverage	500,890	--	--
Other	35,624	16,903	4,507
Credit Enhancement Fee	1,917,904	1,351,267	702,305
Gross Revenues	4,289,273	1,368,170	706,812
Less promotional allowance	(524,357)	--	--
Net Revenues	3,764,916	1,368,170	706,812

Operating Expenses:
Casino	559,557	--	--
Food and Beverage	499,513	--	--
Marketing and Administrative	461,434	--	--
Facility	54,334	--	--
Corporate Expense	1,504,345	1,126,580	396,563
Depreciation and amortization	89,095	39,336	18,509
Other	27,269	9,129	345
Total operating expenses	3,195,547	1,175,045	415,417
Operating income	569,369	193,125	291,395
Non-operating income (expenses):
Earnings from unconsolidated affiliates	2,492,777	2,819,985	--
Interest expense, net	(342,144)	(150,088)	(38,733)
Minority interest	(290,412)	(202,944)	(106,420)
Income before income tax expense	2,429,590	2,660,078	146,242
Income tax expense	(884,416)	(936,084)	(56,285)
Net income	$1,545,174	$1,723,994	$89,957

Per share Information:
Net income per common share - basic	$0.12	$0.14	$0.01
Net income per common share - diluted	$0.12	$0.12	$100,264

Basic weighted average number of shares outstanding	13,018,868	12,519,769	12,755,203
Diluted weighted average number of shares outstanding	13,990,573	15,410,793	14,247,762

Isle of Capri Black Hawk L.L.C.
Comparative Financial Highlights on Continuing Operations by Casino Property
(In thousands)

	Three Months Ended
	July 24, 2004			July 25, 2005
	Net Revenues (1)	Adjusted EBITDA (2)	Adjusted EBITDA Margin % (2)	Net Revenues (1)	Adjusted EBITDA (2)	Adjusted EBITDA Margin % (2)
Isle-Black Hawk	28,943	9,766	33.7%	26,297	10,186	38.7%
Colorado Central Station	10,413	2,526	24.3%	8,343	521	6.2%
Total	39,356	12,292	31.2%	34,640	10,707	30.7%

Isle of Capri Black Hawk L.L.C.
Reconciliation of Operating Income from Continuing Operations (Loss) to Adjusted EBITDA by Casino Property
(In thousands)
Three Months Ended July 24, 2005

	Adjusted EBITDA (2)	Depreciation & Amortization	Operating Income(Loss)	Operating Income (Loss)Margin % (3)
Isle-Black Hawk	9,766	2,062	7,704	26.6%
Colorado Central Station	2,526	994	1,532	14.7%
Total	12,292	3,056	9,236	23.5%

Three Months Ended July 25, 2004

	Adjusted EBITDA (2)	Depreciation & Amortization	Operating Income	Operating Income (Loss)Margin % (3)
Isle-Black Hawk	10,186	1,716	8,470	32.2%
Colorado Central Station	521	567	(46)	-0.6%
Total	10,707	2,283	8,424	24.0%

Isle of Capri Black Hawk L.L.C.
Reconciliation of Net Income (Loss) to Operating Income (Loss) by Casino Property
(In thousands)
Three Months Ended July 24, 2005

	Operating Income	Interest Expense	Interest Income	Management Fee	Income tax (provision) benefit	Net Income(Loss)
Isle-Black Hawk	7,704	(1,489)	111	(1,335)	-	4,991
Colorado Central Station	1,532	(1,368)	5	(504)	124	(211)
Total	9,236	(2,857)	116	(1,839)	124	4,780

Three Months Ended July 25, 2004

	Operating Income	Interest Expense	Interest Income	Management Fee	Income tax(provision) benefit	Net Income(Loss)
Isle-Black Hawk	8,470	(707)	30	(1,268)	-	6,525
Colorado Central Station	(46)	(1,376)	-	(265)	640	(1,047)
Total	8,298	(2,220)	30	(1,683)	401	5,478

(1)	Net revenues are presented net of complimentaries, slot points expense and cash coupon redemptions.

(2)
EBITDA is “earnings before interest, income taxes, depreciation and amortization.” Adjusted EBITDA for each property was calculated by adding preopening expense, management fees and non-cash items to EBITDA. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management uses property level Adjusted EBITDA (Adjusted EBITDA before corporate expense) as the primary measure of the properties’ performance. Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance; or as an alternative to any other measure determined in accordance with accounting principles generally accepted in the United States. The properties have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayment, which are not reflected in Adjusted EBITDA. Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by net revenue. Reconciliations of operating income to Adjusted EBITDA are included in the financial schedules accompanying this release.

(3)	Operating income margin was calculated by dividing operating income by net revenue.